Exhibit 99.1

McGrath RentCorp to Webcast Annual Meeting

LIVERMORE, Calif., June 3, 2009 — McGrath RentCorp (NASDAQ: MGRC) today announced that it will webcast its 2009 Annual Meeting of Shareholders. The meeting will be held at 2:00 p.m. local time on Thursday, June 4, 2009 at the Company’s headquarters at 5700 Las Positas Road, Livermore, CA 94551. Those shareholders who are unable to attend may listen to a live audio webcast of the proceedings by following the appropriate link in the investor relations section of the Company’s website at www.mgrc.com.

About McGrath RentCorp

Founded in 1979, the Company is a diversified business to business rental company. Under the trade name Mobile Modular Management Corporation (Mobile Modular), it rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs in California, Texas, Florida, North Carolina, Georgia, Maryland and Virginia. The Company’s TRS-RenTelco division rents and sells electronic test equipment and is one of the leading providers of general purpose and communications test equipment in the Americas. In 2008, the Company purchased the assets of Adler Tank Rentals, a New Jersey based supplier of rental containment solutions for hazardous and nonhazardous liquids and solids with operations in the Northeast, Mid-Atlantic, Midwest and Southeast. Also, in 2008, under the trade name TRS-Environmental, the Company entered the environmental test equipment rental business serving the Americas. In 2008, the Company also entered the portable storage container rental business in Northern California under the trade name Mobile Modular Portable Storage.

For more information on McGrath RentCorp, visit www.mgrc.com

CONTACT:

McGrath RentCorp

Keith E. Pratt, 925-606-9200

Chief Financial Officer